Exhibit 99.(d)(29)

EIGHTH AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR THE TIAA-CREF FUNDS

AMENDMENT, dated February 1, 2009, to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

WHEREAS, Advisors has proposed, and the Trust’s Board of Trustees has approved, the continuation of expense reimbursement levels for certain series (“Fund”) of the Trust;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.   Section 1 of the Agreement shall be replaced in its entirely by the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006. With respect to the Subject Funds that are managed to an index (set forth on Exhibit A as the “Index Funds”), this Agreement shall continue in force until the close of business on April 30, 2010. This Agreement shall continue in force for all other Subject Funds until the close of business on January 31, 2010. The Agreement may be terminated earlier than the dates specified above upon written agreement by the parties hereto.

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

_________________________
By: Phillip G. Goff
Title: Treasurer

TEACHERS ADVISORS, INC.

_________________________
By: Carol Deckbar
Title: Managing Director